As filed with the Securities and Exchange Commission on March 4, 2026

Registration No. 333-260416

Registration No. 333-269130

Registration No. 333-276347

Registration No. 333-285395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260416

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269130

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-276347

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285395

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ventyx Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-2996852
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Eli Lilly and Company Global Headquarters Lilly Corporate Center Indianapolis, Indiana 46285	46285
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan, as amended

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full title of the Plans)

Jonathan R. Haug

President

Ventyx Biosciences, Inc.

Eli Lilly and Company Global Headquarters

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of agent for service)

(317) 276-2000

(Telephone number, including area code, of agent for service)

Copy to:

Emily Oldshue

Michael D. Beauvais

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Ventyx Biosciences, Inc. (the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Shares”), that remain unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No.  333-260416 pertaining to the registration of (i) an aggregate of 4,978,561 Shares issuable under the Registrant’s 2019 Equity Incentive Plan, as amended, (ii) an aggregate of 5,612,000 Shares issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and (iii) an aggregate of 510,000 Shares under the Registrant’s 2021 Employee Stock Purchase Plan, as amended and restated (the “2021 ESPP”), which was filed with the SEC on October 21, 2021.

•

Registration Statement No.  333-269130 pertaining to the registration of (i) an aggregate of 2,851,292 Shares issuable under the Registrant’s 2021 Plan and (ii) an aggregate of 570,258 Shares under the Registrant’s 2021 ESPP, which was filed with the SEC on January 5, 2023.

•

Registration Statement No.  333-276347 pertaining to the registration of (i) an aggregate of 2,962,617 Shares issuable under the Registrant’s 2021 Plan and (ii) an aggregate of 592,523 Shares under the Registrant’s 2021 ESPP, which was filed with the SEC on January 2, 2024.

•

Registration Statement No.  333-285395 pertaining to the registration of (i) an aggregate of 3,556,502 Shares issuable under the Registrant’s 2021 Plan and (ii) an aggregate of 711,300 Shares under the Registrant’s 2021 ESPP, which was filed with the SEC on February 28, 2025.

On March 4, 2026, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 7, 2026, by and among the Registrant, Eli Lilly and Company (“Parent”) and RYLS Merger Corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all of the securities that remain unsold under each Registration Statement as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 7, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 4, 2026.

VENTYX BIOSCIENCES, INC.

By:	/s/ Jonathan R. Haug
Name: Jonathan R. Haug
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.